P. O. Box 270

Hartford, CT  06141-0270

107 Selden Street

Berlin, CT  06037

(860)-665-5000

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS 2007 RESULTS

Consolidated earnings of $246.5 million, or $1.59 per share

2008 consolidated earnings guidance narrowed to $1.65-$1.90 per share

Middletown-Norwalk transmission project ahead of schedule, now forecast for mid-2009 completion

BERLIN, Connecticut, February 20, 2008 — Northeast Utilities (NYSE:  NU) today reported 2007 earnings of $246.5 million, or $1.59 per share, compared with 2006 earnings of $470.6 million, or $3.05 per share.  In the fourth quarter of 2007, NU earned $72.7 million, or $0.47 per share, compared with earnings of $347.0 million, or $2.24 per share, in the fourth quarter of 2006.

Results in 2007 did not include a number of nonrecurring items that affected earnings in 2006, two of which were:

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A fourth quarter consolidated gain of $314.1 million, or $2.03 per share1, associated with the sale of NU’s competitive generation business; and

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A third quarter reduction of income tax expense of $74.0 million, or $0.48 per share1, associated with the sale of other generating plants formerly owned by The Connecticut Light and Power Company (CL&P), NU’s largest subsidiary.

Excluding the impact of those items, NU’s regulated and parent segments earned $178.2 million, or $1.16 per share1, in 2006, and $54.9 million, or $0.36 per share1, in the fourth quarter of 2006.  In 2007, those same segments earned $234.8 million, or $1.51 per share1, and in the fourth quarter of 2007, those segments earned $69.1 million, or $0.45 per share1.

“2007 was a very strong year for Northeast Utilities,” said Charles W. Shivery, NU chairman, president and chief executive officer.  “We operated our energy delivery systems and New Hampshire generating plants very reliably and invested a record amount of capital to meet the needs of our customers throughout New England.  We also achieved significant growth in operating earnings and produced a very attractive total return for our shareholders.”

Shivery attributed NU’s improved operating results in 2007 to higher distribution and transmission revenues.  Higher distribution revenues were due in part to the recognition in rates of the capital costs related to upgrading energy distribution systems and successfully bringing into service two major capital projects – a 1.2 bcf liquefied natural gas (LNG) storage and production facility owned by Yankee Gas and a 50-megawatt renewable power plant owned by Public Service Company of New Hampshire (PSNH). The higher transmission revenues were the result of the company’s increased investment in electric transmission facilities to meet the energy reliability needs of the region’s customers.

“The transmission investments are creating a more reliable New England energy infrastructure and at the same time significantly lowering congestion costs,” Shivery said.

Shivery listed a number of accomplishments in NU’s capital program:

•

Yankee Gas completed the aforementioned $108 million LNG facility in Waterbury, Connecticut on time and on budget in mid-2007.  Natural gas bought in the summer and stored in Waterbury has helped protect Yankee Gas customers from the impact of significantly higher costs of gas on the coldest winter days.

•

CL&P’s $1.05 billion share of the 69-mile, 345-kV Middletown-Norwalk, Connecticut transmission project is currently about 69 percent complete.  Originally due to be in service by the end of 2009, construction is currently ahead of schedule and the company now expects it to be completed in mid-2009.

•

CL&P’s $223 million, 115-kV Glenbrook Cables project between Norwalk and Stamford, Connecticut is currently about 73 percent complete and is expected to be placed in service by the end of 2008.

•

CL&P’s $72 million share of a project to replace undersea transmission cables between Norwalk and Northport, Long Island is now about 71 percent complete and is expected to be placed in service in the second half of 2008.

Additionally, Shivery noted that CL&P’s $335 million Bethel, Connecticut to Norwalk 345-kV transmission project and PSNH’s $74 million, 50-megawatt renewable Northern Wood Power Project, both of which entered service in late 2006, operated well in 2007 to the benefit of customers, shareholders and area communities.  The Bethel-Norwalk project reduced Connecticut congestion costs by approximately $150 million in its first year in service.

Shivery said NU continues to work with ISO-New England to refine the design criteria of its next series of major transmission projects.  They include a significant upgrade of the 115-kV underground cables around Springfield, Massachusetts to address thermal overload and voltage issues.  They also include construction of three new 345-kV transmission lines in Massachusetts and Connecticut as part of a comprehensive series of projects known as the New England East-West Solution (NEEWS) project.  NU currently estimates that the Springfield Underground Cables Project will cost approximately $350 million and the NEEWS projects will cost approximately $1.05 billion.  The company currently expects to update project costs by mid-year 2008.

The company expects to begin work on the 115-kV Springfield Underground Cables Project in 2009 with completion projected in 2011.  It expects to begin work on the NEEWS projects by 2010 with completion projected in 2013.

Transmission results

In 2007, NU’s transmission segment earnings grew to $82.5 million, or $0.53 per share1, compared with $59.8 million, or $0.39 per share1, in 2006.  In the fourth quarter of 2007, NU’s transmission segment earned $25.5 million, compared with $16.2 million in the fourth quarter of 2006.  Higher earnings resulted from a significantly higher level of investment, particularly in the aforementioned southwest Connecticut projects.

Distribution and Generation results

NU’s distribution and generation segment earned $146.2 million in 2007, or $0.94 per share1, compared with $197.5 million, or $1.28 per share1, in 2006.  Excluding the one-time $74.0 million reduction in CL&P income tax expense, the distribution and generation segment earned $123.5 million, or $0.80 per share1, in 2006.  Shivery attributed the improved results primarily to increased revenues, driven in part by a 1.5 percent increase in retail electric sales and a 10.3 percent increase in firm natural gas sales, as well as higher distribution rates, and lower storm-related expenses.  In the fourth quarter of 2007, NU’s distribution and generation segment earned $46.1 million, compared with earnings of $47.1 million in the fourth quarter of 2006.

CL&P’s distribution segment earned $17.1 million in the fourth quarter of 2007 and $61.4 million for the full year 2007, compared with earnings of $33.4 million in the fourth quarter of 2006 and $147.6 million for the full year 2006.  The lower full year results in 2007 reflect the absence of the 2006 $74.0 million income tax expense reduction.  The lower fourth quarter results in 2007 were in part due to a $7.7 million after-tax benefit CL&P received in 2006 related to the sale of NU’s competitive generation assets.  Lower fourth quarter 2007 results were also due to the absence of a procurement fee that expired at the end of 2006 and higher operating and interest expenses, partially offset by higher distribution rates and higher sales.

PSNH’s distribution and generation segment earned $12.0 million in the fourth quarter of 2007 and $43.7 million for the full year 2007, compared with $5.8 million in the fourth quarter of 2006 and $27.0 million for the full year 2006.  Improved results were due to a lower effective tax rate, higher distribution rates, and the operation of the renewable Northern Wood Power Project.

WMECO’s distribution segment earned $4.9 million in the fourth quarter of 2007 and $18.5 million for the full year 2007, compared with earnings of $2.4 million in the fourth quarter of 2006 and $11.0 million in the full year 2006.  Improved 2007 results were primarily due to higher distribution revenues.

Yankee Gas earned $12.1 million in the fourth quarter of 2007 and $22.6 million for the full year of 2007, compared with earnings of $5.5 million in the fourth quarter of 2006 and $11.9 million for the full year of 2006.  Yankee Gas benefited from higher firm sales and distribution rates and the completion of the LNG facility.

Competitive businesses

The risk profile of NU’s remaining competitive businesses continues to improve as existing wholesale contracts expire.  NU Enterprises, Inc. (NUEI) earned $3.6 million in the fourth quarter of 2007 and $11.7 million for the full year of 2007, compared with earnings of $285.0 million in the fourth quarter of 2006 and $211.3 million for the full year 2006.  The lower results in 2007 primarily reflect the absence of the gain in 2006 from the sale of NUEI’s competitive generation business.

NU Parent and other subsidiaries

NU Parent and its service company affiliates lost $2.5 million in the fourth quarter of 2007 and earned $6.1 million for the full year 2007, compared with a loss of $1.3 million in the fourth quarter of 2006 and earnings of $2.0 million for the full year 2006.  Shivery said the larger fourth quarter 2007 loss primarily reflects higher net interest costs.

2008 earnings guidance

NU today narrowed its previously announced 2008 consolidated earnings range to between $1.65 per share and $1.90 per share.  That range includes projected distribution and generation segment earnings of between $1.05 per share and $1.15 per share1, transmission earnings of between $0.75 per share and $0.85 per share1, parent losses of between $0.10 per share and $0.15 per share1, and breakeven competitive business results.  Shivery said the company lowered distribution and generation segment guidance from the previous $1.10-$1.25 per share1 range because of a recent ruling by state regulators on a CL&P distribution rate case in which CL&P was authorized a return on equity (ROE) of 9.40 percent.

Shivery said the company understands the commission’s need to balance the interests of customers and investors during a period of high energy costs, but the company was nevertheless disappointed in the rate case outcome.  NU estimates CL&P’s distribution regulatory ROE will be between 8.0 percent and 8.5 percent during the first full year that rates are effective due to certain necessary operating costs that regulators ruled were not recoverable in distribution rates.

The higher transmission earnings range is primarily due to work on the Middletown-Norwalk transmission project being ahead of schedule.

NU also today amended its projected five-year compounded annual earnings per share (EPS) growth rate to 8-11 percent using as a base the $1.59 per share NU earned in 2007.  Shivery said NU’s five-year EPS expectations continue to reflect the company’s attractive growth opportunities.  But the company adjusted its growth rate lower because 2007 earnings were higher than it had previously anticipated.  The EPS growth rate noted above assumes that NU meets the $6 billion capital investment projection it previously announced for the 2008-2012 period and that the company is allowed to earn reasonable returns on those investments.

NU has approximately 155 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

The following table reconciles 2007 and 2006 fourth-quarter and full-year results:

		Fourth Quarter	Twelve Months

2006	Reported EPS	$2.24	$3.05
	Gain on Sale of Competitive Generation Business	($2.03)	($2.04)
	Competitive business loss in 2006	$0.15	$0.63
	Regulated and Parent EPS in 2006	$0.36	$1.64
	Impact of reduction in CL&P tax expense	--	($0.48)
	Regulated and Parent EPS in 2006 excluding reduction in CL&P tax expense and impact of generation sale	$0.36	$1.16
	Improved transmission earnings in 2007	$0.06	$0.14
	Improved/(lower) distribution, generation results in 2007, excluding reduction in CL&P tax expense	($0.01)	$0.14
	Improved Parent/Other results in 2007	$0.04	$0.07
	Regulated and Parent EPS in 2007	$0.45	$1.51
	Competitive business results in 2007	$0.02	$0.08
2007	Reported EPS	$0.47	$1.59

Financial results for the fourth quarter and twelve months of 2007 and 2006 are noted below.

Three months ended:

(in millions, except EPS)	December 31, 2007	December 31, 2006	Increase (Decrease)	2007 EPS [1]
CL&P Distribution	$17.1	$33.4	($16.3)	$0.11
PSNH Distribution/Generation	$12.0	$5.8	$6.2	$0.08
WMECO Distribution	$4.9	$2.4	$2.5	$0.03
Yankee Gas	$12.1	$5.5	$6.6	$0.08
Total—Distribution/Generation	$46.1	$47.1	($1.0)	$0.30
CL&P Transmission	$19.4	$12.9	$6.5	$0.12
PSNH Transmission	$4.2	$1.6	$2.6	$0.03
WMECO Transmission	$1.9	$1.7	$0.2	$0.01
Total—Transmission	$25.5	$16.2	$9.3	$0.16
Total—Regulated Businesses	$71.6	$63.3	$8.3	$0.46
NU Parent and Other Affiliates	($2.5)	($1.3)	($1.2)	($0.01)
Total—Regulated and Parent	$69.1	$62.0	$7.1	$0.45
Total—Competitive, including $307 million 2006 gain from sale of generation business	$3.6	$285.0	($281.4)	$0.02
Reported Earnings	$72.7	$347.0	($274.3)	$0.47

Twelve months ended:

(in millions, except EPS)	December 31, 2007	December 31, 2006	Increase (Decrease)	2007 EPS[1]
CL&P Distribution, including $74 million 2006 reduction in CL&P tax expense	$61.4	$147.6	($86.2)	$0.39
PSNH Distribution/Generation	$43.7	$27.0	$16.7	$0.28
WMECO Distribution	$18.5	$11.0	$7.5	$0.12
Yankee Gas	$22.6	$11.9	$10.7	$0.15
Total—Distribution/Generation inc. $74mm 2006 reduction in CL&P tax expense	$146.2	$197.5	($51.3)	$0.94
CL&P Transmission	$66.7	$46.9	$19.8	$0.43
PSNH Transmission	$10.7	$8.3	$2.4	$0.07
WMECO Transmission	$5.1	$4.6	$0.5	$0.03
Total—Transmission	$82.5	$59.8	$22.7	$0.53
Total—Regulated Businesses	$228.7	$257.3	($28.6)	$1.47
NU Parent and Other Affiliates	$6.1	$2.0	$4.1	$0.04
Total—Regulated and Parent	$234.8	$259.3	($24.5)	$1.51
Total Competitive, including $307 million 2006 gain from sale of generation business	$11.7	$211.3	($199.6)	$0.08
Reported Earnings	$246.5	$470.6	($224.1)	$1.59

Retail sales data:

Gwh for three months ended	December 31, 2007	December 31, 2006	Percent Change
CL&P	5,886	5,659	4.0%
PSNH	2,013	1,975	1.9%
WMECO	976	961	1.5%
Total NU	8,871	8,590	3.3%

Gwh for twelve months ended
CL&P	24,032	23,638	1.7%
PSNH	8,132	8,034	1.2%
WMECO	3,996	3,972	0.6%
Total NU	36,142	35,620	1.5%

Yankee Gas firm volumes in mmcf for three months ended	11,391	9,843	15.7%
Yankee Gas firm volumes in mmcf for twelve months ended	38,900	35,276	10.3%

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; competition and industry restructuring; changes in economic conditions; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; subsequent recognition, derecognition and measurement of tax positions; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The EPS of each segment does not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represents a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide segmented earnings guidance and believes that this measurement is useful to investors to evaluate the actual financial performance and contribution of NU’s business segments.  Also, two discreet 2006 events have been highlighted or excluded in expressing earnings and EPS for 2006.  Expressing or excluding these two 2006 events in terms of earnings and EPS is a non-GAAP measure that is being provided to increase comparability of the year-over-year results.  These non-GAAP measures should not be considered as an alternative to NU consolidated net income and EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note: NU will webcast an investor presentation on Thursday, February 21, 2008 at 2 p.m. Eastern Standard Time. The webcast can be accessed through NU’s website at www.nu.com.